EXHIBIT 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 registration statement of our report to the Board of Directors of Johnson & Higgins dated March 11, 1997 included in Marsh & McLennan's Form 8-K filed with the Commission on April 7, 1997 and to all references to our Firm included in this registration statement.

/s/Arthur Andersen LLP
Arthur Andersen LLP


September 9, 1997
New York, New York